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                                      Exhibit 11

                       COMPUTATION OF EARNINGS PER COMMON SHARE


                                                           THREE MONTHS
                                                           ------------

                                                      3/31/96        3/31/95
                                                      -----------   ----------

               PRIMARY
- ----------------------------------
Net earnings applicable to common stock:

       Net earnings                                    $204,507     $799,035
       Deduct preferred stock dividends paid            (31,830)     (31,830)
                                                    -----------   ----------
Net earnings applicable to common stock                 172,677      767,205
                                                    -----------   ----------
                                                    -----------   ----------

Weighted average number of common shares and common equivalents outstanding:

       Weighted average common shares outstanding 3,233,078 3,111,067 Additional shares assuming conversion of
         options and warrants                           604,087      341,519
                                                    -----------   ----------

       Weighted average number of common shares
         and common equivalents outstanding           3,837,165    3,452,586
                                                    -----------   ----------
                                                    -----------   ----------

Primary earnings per share                          $       .05   $      .22
                                                    -----------   ----------
                                                    -----------   ----------


        FULLY DILUTED*
- ----------------------------------

Net earnings applicable to common stock
  on a fully diluted basis:

       Net earnings applicable to common stock
         per above                                      172,677      767,205
       Add net interest expense related to
         convertible debentures                          39,600       40,862
       Add dividends on convertible preferred stock      31,830       31,830
                                                    -----------   ----------
Net earnings applicable to common stock on a fully
       diluted basis                                   $242,682     $839,897
                                                    -----------   ----------
                                                    -----------   ----------

Total shares for fully diluted:

       Shares used in calculating primary earnings
         per share                                    3,837,165    3,452,586
       Additional shares to be issued under full
         conversion of convertible debentures           600,000      533,333
       Addition shares to be issued under full
         conversion of preferred stock                  294,723      294,723
                                                    -----------   ----------
       Total shares for fully diluted                $4,731,888   $4,280,642
                                                    -----------   ----------
                                                    -----------   ----------

Fully diluted earnings per share                     $      .05   $      .20
                                                    -----------   ----------
                                                    -----------   ----------

   *This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by footnote 8, paragraph 40, of APB No. 15 because it results in anti-dilution.